Exhibit 99.2

Furiex Pharmaceuticals and Menarini Announce License Agreement for Priligy®

MORRISVILLE, N.C. and FLORENCE, ITALY (May 14, 2012) – Furiex Pharmaceuticals, Inc. (NASDAQ: FURX) and Menarini Group today announced that they have entered into a license agreement by which Furiex will license to Menarini rights to commercialize Priligy® in Europe, most of Asia, Africa, Latin America and the Middle East. Furiex will retain full development and commercialization rights in the United States, Japan and Canada. Currently, Priligy® is marketed for on-demand treatment of premature ejaculation in 15 countries in Europe, Asia and Latin America, while it is approved for that indication in 43 countries worldwide.

Under the terms of the agreement, Furiex will be eligible to receive a $15 million payment upon closing, up to $20 million in regulatory and launch milestones and up to $40 million in sales-based milestones, plus tiered royalties on product sales ranging from mid-teens to mid-twenties in percentage terms. Menarini will assume responsibility for commercialization activities in the licensed territories and will fund ongoing clinical trials.

June Almenoff, M.D., Ph.D., president and chief medical officer of Furiex, stated, “We are extremely pleased to partner with Menarini and are confident that our experience and skills, coupled with the global presence and pharmaceutical experience of Menarini, should expand the development and commercialization of Priligy®.”

Commenting on the transaction, Dott. Alberto Giovanni Aleotti, Member of the Board of Menarini Group stated, “Priligy® is an innovative drug and the only product that has received regulatory approval specifically for the treatment of premature ejaculation. Premature Ejaculation is an underdiagnosed medical condition with only 9 % of sufferers seeking medical advice due to the social stigma associated with the condition. Menarini is committed to enhance the medical and scientific information available on the condition, in order to contribute in improving the quality of life of millions of people.”

As previously disclosed, Furiex recently entered into an agreement with ALZA and Janssen whereby ALZA and Janssen would transfer to Furiex worldwide Priligy® product rights.

The asset transfer agreement between Furiex, ALZA and Janssen and this license agreement are subject to various closing conditions, including negotiation and execution of additional agreements with Janssen designed to ensure a smooth transition of all production and marketing capability for the product.

About Premature Ejaculation

Premature ejaculation (PE) is a distressing sexual dysfunction that can be present from the first sexual encounter or can develop later in life. It is the most common male sexual dysfunction, affecting about 30 percent of male adult population at some point during their lives. The condition consists of three major components: a short time to ejaculation, lack of ejaculatory control, and negative personal impact, including distress related to rapid ejaculation. A combination of physiological and psychological factors is believed to influence the mechanism of ejaculation. Research suggests serotonin plays a central role in the timing of ejaculation.

About Priligy®

Priligy® (dapoxetine) is the first oral medication approved for “on-demand” treatment of PE. Priligy® is a unique, short-acting, selective serotonin reuptake inhibitor (SSRI) designed to be taken only when needed - one to three hours before sexual intercourse is anticipated - rather than every day. The drug is specifically developed for the on-demand treatment of PE and was evaluated in five randomized, placebo-controlled Phase III clinical trials involving more than 6,000 men with PE and their partners. This is the largest and most comprehensive clinical trial program to date for a drug therapy to treat PE.

Priligy® is approved for on-demand treatment of PE in 43 countries. On January 20, 2012, the European Commission issued a decision confirming the positive opinion adopted by the Committee for Medicinal Products for Human Use (CHMP) recommending the approval of Priligy® in the remaining 20 European Union countries, Norway and Iceland where the drug was not yet approved. Pending national regulatory steps, marketing authorizations can be granted in these 22 European countries.

About Furiex

Furiex Pharmaceuticals is a drug development collaboration company that uses innovative clinical development design to accelerate and increase value of drug development programs by advancing them through the drug discovery and development process in a cost-efficient manner. Our drug development programs are designed and driven by a core team with extensive drug development experience. The company collaborates with pharmaceutical and biotechnology companies and has a strong, diversified product portfolio and pipeline with multiple therapeutic candidates including two Phase III-ready assets, one compound in Phase III development with a partner and two products on the market. The company’s mission is to develop innovative medicines faster and at a lower cost, thereby improving profitability and accelerating time to market while providing life-improving therapies for patients. For more information, visit www.furiex.com.

About Menarini

Menarini is an international pharmaceutical company with over 13,000 employees worldwide and a presence in more than 100 countries in Europe, Asia, Latin America, Africa and the Middle East. The company was established 125 years ago and currently markets products in the cardiovascular, gastroenterology, metabolic, infectious disease and anti-inflammatory/analgesic therapeutic areas. With a three billion Euro turnover the Menarini Group is one of the world’s largest private pharmaceutical companies.

For further details, visit www.menarini.com

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: the risks that the closing conditions will not be met and the asset transfer and out-license agreements will not close; the demand for our potential products, if and when approved; the inability of our licensee to commercialize our products; increased commercialization challenges arising from general industry conditions and competition; domestic and foreign health care reforms and governmental laws and regulations; changes in the safety and efficacy profile of our product as it progresses through market use; progress of our product in the marketplace as it relates to receiving future royalty and milestone payments; time required to gain regulatory approvals; continuing losses and our potential need for additional financing; the costs of defending or prosecuting any patent opposition or litigation necessary to protect our proprietary technologies; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.

Contact for Furiex

Media/Analysts/Investors:

Sailash Patel

919.456.7814

sailash.patel@furiex.com

Contact for Menarini

Menarini Press Office

pressoffice@menarini.com